Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-83586) pertaining to the Cyclo3pss Medical Systems, Inc. Amended 1992 Stock Option Plan, Cyclo3pss Medical Systems, Inc. 1993 Non-Employee Director Stock Option Plan, and Written Agreements between Cyclo3pss Medical Systems, Inc. and Certain Officers, Directors, and Employees of Cyclo3pss Corporation; the Registration Statement (Form S-8 No. 333-10567) pertaining to the Consulting Agreement of John Sloan; the Registration Statement (Form S-3 No. 333-41737) and related Prospectus; the Registration Statement (Form S-8 No. 333-78411) pertaining to the Employee Stock Option Agreement - William R. Stoddard, Employee Stock Option Agreement ? John M. Williams, Employment Agreement - William R. Stoddard, Employment Agreement - Durand Smith, Employee Stock Option Agreement - Mondis Nkoy, and Agreement (Regarding Shares in Lieu of Cash Salary) - William R. Stoddard; and the Registration Statement (Form S-8 No. 333-31912) pertaining to Employee Stock Option Agreement - William R. Stoddard, Employee Stock Option Agreement- Durand Smith, Employee Stock Option Agreement- Mondis Nkoy, Letter Agreement with Johanna McCann (Regarding in Lieu of Cash Consulting fees), Grant of Shares (Regarding Shares in Lieu of Cash Directors Fees) - Non-Employee Directors, Letter Agreement with Richards, Layton & Finger; the Registration Statement (Form S-3 No. 333-44134) and related Prospectus of our report dated June 1, 2001, with respect to the consolidated financial statements of Cyclo3pss Corporation included in the Annual Report (Form 10-KSB) for the year ended February 28, 2001.

         /s/ Ernst & Young LLP

Salt Lake City, Utah
June 11, 2001